     As filed with the Securities and Exchange Commission on June 19, 1998.
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                       HIGHWAYMASTER COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                 51-0352879
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                 Identification No.)

     16479 DALLAS PARKWAY, SUITE 710                WESLEY E. SCHLENKER
           DALLAS, TEXAS 75248                16479 DALLAS PARKWAY, SUITE 710
             (972) 732-2500                         DALLAS, TEXAS 75248
    (Address, including zip code, and                  (972) 732-2500
telephone number, including area code, of   (Name, address, including zip code,
registrant's principal executive offices)   and telephone number, including area
                                                code, of agent for service)

                                   -----------
                                   Copies to:
                               GEOFFREY L. NEWTON
                              BAKER & BOTTS, L.L.P.
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 953-6500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                REGISTRATION FEE


====================================================================================================================================
         TITLE OF EACH CLASS OF              AMOUNT TO     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
       SECURITIES TO BE REGISTERED         BE REGISTERED      PRICE PER SECURITY             OFFERING PRICE         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock             125,000               N/A(1)                       N/A(1)                  N/A(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(2)     820,750              $9.625(3)                  $7,899,719(3)                $2,331
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(4)    2,723,468             $2.48(5)                   $6,754,201(5)                $1,993
------------------------------------------------------------------------------------------------------------------------------------


(1) In accordance with Rule 457(g), no separate registration fee is payable in respect of the warrants ("Warrants") to purchase shares of common stock, par value $.01 per share ("Common Stock").
(2) Represents the shares of Common Stock issuable upon the exercise of the Warrants.
(3) Estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee.
(4) Represents shares of Common Stock that may be sold by certain stockholders of the Company.
(5) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee, based on the average of the high and low price of the Common Stock as reported on Nasdaq National Market on June 18, 1998.

                               ------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE


         This Registration Statement contains two forms of prospectus: (i) one to be used in connection with offers and sales of Warrants to purchase Common Stock and the issuance of shares of Common Stock (the "Warrant Shares") upon the exercise of such Warrants and (ii) the other in connection with offers and sales of shares of Common Stock held by certain stockholders of the Company (the "Selling Stockholders"). The Prospectuses are identical in all material respects except for certain alternate pages to be included in the Prospectus (the "Selling Stockholder Prospectus") relating to offers and sales by the Selling Stockholders. The Prospectus (the "Selling Warrantholder Prospectus") relating to offers and sales of the Warrants and the issuance of Warrant Shares upon the exercise thereof is included herein in its entirety. The alternate pages for the Selling Stockholder Prospectus included herein are labeled "Alternate Pages for Selling Stockholder Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT, A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1998

PROSPECTUS
                       HIGHWAYMASTER COMMUNICATIONS, INC.

                                125,000 WARRANTS
                         820,750 SHARES OF COMMON STOCK

         This Prospectus relates to (i) 125,000 warrants (the "Warrants") to purchase shares of common stock, par value $.01 per share ("Common Stock"), of HighwayMaster Communications, Inc. ( the "Company") and (ii) 820,750 shares of Common Stock (the "Warrant Shares") that may be issued from time to time by the Company upon the exercise of the Warrants. The Warrants were originally issued by the Company as a part of an offering of 125,000 units (the "Units"), each consisting of $1,000 principal amount of its 13 3/4% Senior Notes due 2005 (the "Notes") and one Warrant, in an offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 144A and Regulation S thereunder. The Notes and the Warrants became separable on November 4, 1997. The Company is registering the Warrants and the Warrant Shares under the Securities Act as required pursuant to the terms of the Warrant Registration Rights Agreement, dated as of September 23, 1997 (the "Warrant Registration Rights Agreement"), among the Company and Bear Stearns & Co. Inc. and Smith Barney Inc., as the initial purchasers of the Units (the "Initial Purchasers").

         Each Warrant entitles the holder thereof to purchase 6.566 Warrant Shares at an exercise price of $9.625 per share, subject to certain anti-dilution provisions. The Warrants may be exercised at any time on or after the earlier of (i) September 23, 1998 or (ii) in the event a Change of Control (as defined herein) occurs, the date upon which the Company mails notice thereof to the holders of the Warrants. Unless exercised, the Warrants will expire on September 15, 2005. See "Description of Warrants."

         The Warrants may be offered and sold from time to time by the holders named herein or their transferees, pledgees, donees or successors (collectively, the "Selling Warrantholders") pursuant to this Prospectus. The Warrants may be sold by the Selling Warrantholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Warrantholders." To the extent required, the names of any agents or underwriters and the applicable commissions and discounts and any other required information with respect to a particular offer or sale will be set forth in an accompanying supplement to this Prospectus. See "Plan of Distribution."

         The Warrant Shares are being offered by the Company to the Selling Warrantholders in connection with the exercise of the Warrants pursuant to the Warrant Agreement, dated as of September 23, 1997 (the "Warrant Agreement"), between the Company and Texas Commerce Bank National Association, as warrant agent (the "Warrant Agent").

         The Common Stock is traded on the Nasdaq National Market (the "NNM") under the symbol "HWYM." On June 18, 1998, the last reported sale price of the Common Stock on the NNM was $2.5625 per share. Prior to this offering, there has been no public market for the Warrants, and the Company does not intend to apply for listing or quotation of the Warrants on any securities exchange or automated quotation system.

         The Company will not receive any proceeds from the sale of the Warrants by the Selling Warrantholders. To the extent that any Warrants are exercised, the Company will receive the exercise price for the Warrant Shares. The Company has agreed to bear certain expenses in connection with the registration of the Warrants and the Warrant Shares being offered hereby. In addition, the Company has agreed to indemnify the Selling Warrantholders against certain liabilities, including liabilities under the Securities Act.
See "Plan of Distribution."

                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 19, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Northwest Atrium Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048 and through the Commission's Internet site at www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits and amendments thereto, the "Registration Statement") under the Securities Act, covering the securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the offices of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Statements contained herein or in any document incorporated herein by reference concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirely by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and

         (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-K (Commission File No. 0-26140).

         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein, other than certain exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Such requests should be addressed to Wesley E. Schlenker, General Counsel and Secretary, HighwayMaster Communications, Inc., 16479 Dallas Parkway, Suite 710, Dallas, Texas 75248; telephone (972) 732-2500.

         FORWARD LOOKING STATEMENTS: THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT THAT ARE BASED UPON MANAGEMENT'S BELIEFS, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE" OR "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ANY STATEMENT THAT AN EVENT WILL HAPPEN IN THE FUTURE IS A FORWARD-LOOKING STATEMENT, AND SHOULD NOT BE INTERPRETED AS A PROMISE THAT THE EVENT WILL OCCUR. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN THIS SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, contained or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" include HighwayMaster Communications, Inc. and its operating subsidiary, HighwayMaster Corporation.

                                   THE COMPANY

         The Company develops and implements mobile communications solutions, including integrated voice, data and position location services, to meet the needs of its customers. The initial applications for the Company's wireless enhanced services network have been developed for, and are currently being marketed and sold to, companies which operate in the long-haul trucking market. The Company provides long-haul trucking customers with a comprehensive package of mobile communications and management control services at low, fixed per minute rates, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. As of June __, 1998, the Company had an installed base of more than 35,000 Series 5000 mobile communication units ("Series 5000 Mobile Units") in service in the long-haul trucking market.

         The Company is currently developing new applications for its wireless enhanced services network to expand the range of trucking companies that utilize its services and address the needs of the automotive and other markets. In February 1998, the Company introduced an initial version of its Series 3000 mobile communication unit ("Series 3000 Mobile Unit"), which is less expensive and offers more limited functionality than the Series 5000 Mobile Unit. The Company is currently developing the next generation of the Series 3000 Mobile Unit and plans a reintroduction of the product later in 1998. The Company intends to market the Series 3000 Mobile Units primarily to smaller trucking fleets and owner-operators that can benefit from the Company's enhanced wireless services, including primarily its nationwide voice communication capabilities, and for whom protection from fraud, effective call delivery and low air time charges are critical requirements.

         In January 1997, the Company entered into a strategic business alliance with Prince Corporation ("Prince"), a subsidiary of Johnson Controls, Inc. and a leading supplier of automotive interior systems and components, pursuant to which the parties are developing and marketing and will provide a wireless automobile safety and security service, the AutoLink(R) service, to be offered to motorists in the United States and Canada. The AutoLink(R) service is expected to be offered on a commercial basis beginning in late 1998.

         In addition, in early 1997, the Company acquired from Burlington Motor Carrier ("Burlington") its proprietary fleet operating software and hired all the employees of its Management Information Systems group. The Company enhanced the Burlington fleet operating software to enable it to provide a new service offering called the Platinum Service, which it made available to additional trucking companies in November 1997. The Company, through its Platinum Service, offers to its customers all software, hardware and services necessary for an end-to-end information management solution. The Platinum Service supports electronic data interchange for load tendering, billing, shipment status, and funds transfer; dispatching; logs; safety and claims; fuel management; vehicle maintenance; rating and billing; accounts receivable; applicant recruiting; driver management; driver payroll and settlements; sales and marketing, customer service and driver load matching optimization. In December 1997, the Company entered into its first customer contract for the Platinum Service program.

         Finally, the Company is currently developing a low cost, wireless trailer tracking service which it expects to offer to the trucking industry. Pursuant to a memorandum of understanding, BellSouth Corp. ("BellSouth") has agreed to negotiate a definitive agreement with the Company whereby Bell South would grant the Company exclusive rights to provide a tracking solution for detachable trailers utilizing BellSouth Cellemetry(R) Data Services, based on technology patented by the Company and by BellSouth.

         The Company provides its mobile communications services through its wireless enhanced services network, which utilizes patented technology developed by the Company to integrate various transmission, long-distance, switching, tracking and other services provided through contracts with certain telecommunications companies and more than 70 cellular carriers. Through its agreements with cellular carriers, the Company is able to take advantage of the more than $32 billion which cellular carriers have invested to establish and expand cellular coverage in the United States. The Company's network covers 99% of the available cellular service areas in the United States and 100% of the available A-side coverage in Canada. Call processing and related functions for the Company's network are provided through a network switching center operated on behalf of the Company by IEX Corporation. The Company holds fourteen United States patents that cover certain key features of its network which are used in locating and communicating with vehicles using the cellular infrastructure.

                                  THE OFFERING


Securities Offered..................   125,000 Warrants and 820,750 shares of
                                       Common Stock issuable upon the exercise
                                       of the Warrants.

Expiration of Warrants..............   The Warrants will expire on September 15,
                                       2005.

Exercise of Warrants................   The Warrants will become exercisable on
                                       the earlier of (i) September 23, 1998 or
                                       (ii) in the event a Change of Control
                                       occurs, the date upon which the Company
                                       mails notice thereof to the holders of
                                       the Warrants. Each Warrant entitles the
                                       holder thereof to purchase 6.566 shares
                                       of Common Stock of the Company at an
                                       exercise price of $9.625 per share. The
                                       number of shares of Common Stock for
                                       which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant
                                       Agreement.

Listing or Quotation of Common Stock   The Common Stock is traded on the NNM
                                       under the symbol "HWYM."

Registration........................   The Company is registering the Warrants
                                       and the Warrant Shares as required
                                       pursuant to the Warrant Registration
                                       Rights Agreement. Under the terms of the Warrant Registration Rights Agreement, the Company is obligated to use its best efforts to keep the Registration
                                       Statement continuously effective until
                                       the earlier of (i) the expiration of the Warrants or (ii) the time when all Warrants have been exercised; provided, however, that during any consecutive 365-day period, the Company may suspend the effectiveness of the Registration
                                       Statement on up to two occasions for a
                                       period of not more than 45 consecutive
                                       days in connection with a possible
                                       acquisition, business combination or
                                       other development affecting the Company
                                       if the Board of Directors determines that disclosure thereof would not be in the best interests of the Company.

Use of Proceeds.....................   The Company will not receive any proceeds
                                       from the sale of the Warrants by the
                                       Selling Warrantholders. To the extent
                                       that any Warrants are exercised, the
                                       Company will receive the exercise price
                                       for the Warrant Shares.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Warrants by the Selling Warrantholders. To the extent that the Warrants are exercised, the Company will receive the exercise price for the Warrant Shares, which is currently $9.625 per share. Any proceeds received for the exercise of the Warrants will be used by the Company for general corporate purposes. However, there can be no assurance that any Warrants will be exercised.

                             SELLING WARRANTHOLDERS

         The Warrants were originally issued and sold by the Company in September 1997 to the Initial Purchasers in a private placement, and were resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act within the United States to qualified institutional buyers (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

         The following table sets forth as of June , 1998, the number of Warrants and shares of Common Stock beneficially owned by each Selling Warrantholder and the number of Warrants being offered by such Selling Warrantholder pursuant to this Prospectus.

         Except as set forth below, none of the Selling Warrantholders has, or within the past three years has had, any position, office or material relationship with the Company or any of its predecessors or affiliates. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Warrantholders. Because the Selling Warrantholders may sell all, some or none of and may elect to exercise or hold the Warrants shown in the table below, no estimates can be provided as to the number of Warrants or shares of Common Stock that will be held by the Selling Warrantholders in the future.


                                                      Securities Beneficially                   Number of
                                                               Owned                            Warrants
                                                       Prior to Offering(1)                   Being Offered
                                           ---------------------------------------------   -------------------
             Name of Selling                 Number of       Number of
              Warrantholder                  Warrants         Shares        Percent(2)           Number
-----------------------------------------  -------------   -------------   -------------   -------------------



----------
*        Less than 0.1%
(1) Reflects beneficial ownership of Warrants and shares of Common Stock prior to giving affect to the sale by the Selling Warrantholders of the Warrants or the exercise thereof.
(2) Reflects the percentage of the outstanding shares of Common Stock beneficially owned by the Selling Warrantholders.

                              PLAN OF DISTRIBUTION

         The Warrants offered hereby may be sold from time to time to purchasers directly by the Selling Warrantholders. Alternatively, the Selling Warrantholders may from time to time offer the Warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Warrantholders or the purchasers of Warrants. The Selling Warrantholders and any underwriters, broker-dealers or agents that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Warrants by them and any discounts, commissions, concessions or other compensation received by any of them, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Warrants offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Warrantholders or by agreement between the Selling Warrantholders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the Warrants may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. If required, at the time a particular offering of Warrants is made, a Prospectus Supplement will be distributed which will set forth the aggregate amount and type of Warrants being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Warrantholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         The Warrant Shares are being offered by the Company to the Selling Warrantholders in connection with the exercise of the Warrants pursuant to the Warrant Agreement. This Prospectus is not intended for use by the Selling Warrantholders in connection with resales of Warrant Shares acquired from the Company.

         The Company has filed the Registration Statement of which this Prospectus forms a part with the Commission as required pursuant to the terms of the Warrant Registration Rights Agreement. See "Description of Warrants - Registration Rights."

         The outstanding Common Stock is listed on the NNM, and the Company has applied for listing the Warrant Shares on the NNM. The Company does not intend to apply for listing of the Warrants on any securities exchange or authorization for quotation of the Warrants on any quotation system. There can be no assurance as to the liquidity of any trading market that may develop for the Warrants.

         To comply with the securities laws of certain jurisdictions, if applicable, the Warrants will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available.

         Pursuant to the Warrant Registration Rights Agreement, certain expenses in connection with the registration of the Warrants and the Warrant Shares will be paid by the Company, including, without limitation, Commission filing fees; provided, however, that the Selling Warrantholders will pay all underwriting discounts, selling commissions and related fees, if any. Holders of Securities and the Company have agreed to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act.

                           DESCRIPTION OF THE WARRANTS

         The Warrants were issued pursuant to the Warrant Agreement between the Company and Texas Commerce Bank National Association, as Warrant Agent, in a private transaction that was not subject to the registration requirements of the Securities Act. The following summary of certain provisions of the Warrant Agreement and the Warrant Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, the Warrants and the Warrant Registration Rights Agreement, including the definitions therein of certain terms.

GENERAL

         Each Warrant, when exercised, will entitle the holder thereof to purchase 6.566 shares of Common Stock of the Company at an exercise price of $9.625 per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below.

         The Warrants are exercisable at any time on or after the earlier to occur of (i) September 23, 1998 or (ii) in the event a Change of Control (as defined below) occurs, the date the Company mails notice thereof to holders of Notes and Warrants. Unless exercised, the Warrants will expire on September 15, 2005 provided, the Company has complied with the notice of expiration requirements described below (the "Expiration Date"). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give this notice, the Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

         The Warrants may be exercised by surrendering to the Company the Warrant certificates evidencing such Warrants, if any, with the accompanying form of election to purchase, properly completed and executed together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check, payable to the order of the Company, or by surrender of additional Warrants. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrants and Warrant Agreement, including without limitation any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

         No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or specified portion thereof), the Company must pay to the holder an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

         Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration or transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any re-registration or transfer or exchange of Warrant certificates.

         The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

         As used herein, the terms set forth below have the following meanings:

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries (as defined in the Indenture dated September 23, 1997 between the Company, HighwayMaster Corporation, a Delaware corporation and Texas Commerce Bank National Association, as trustee (the "Indenture")) taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a Restricted Subsidiary; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder (as defined in the Indenture), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a greater percentage of the voting stock of the Company than the percentage of the voting stock of the Company held by the Permitted Holders; (iv) the first day on which the Permitted Holders in the aggregate hold less than 35% of the voting stock of the Company; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (as defined in the Indenture).

ADJUSTMENTS

         The number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events, including (i) the payment by the Company of dividends (or other distributions) on Common Stock of the Company payable in Common Stock of the Company or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock of the Company, (iii) the issuance to all holders of Common Stock of the Company of rights, options or warrants entitling them to subscribe for Common Stock of the Company, or for securities convertible into or exchangeable for shares of Common Stock of the Company, in either case for a consideration per share of Common Stock which is less than the current market price per share (as defined in the Warrant Agreement) of Common Stock of the Company, and (iv) the distribution to all holders of Common Stock of the Company of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding dividends payable in Common Stock, options or rights described above and excluding cash dividends which, when aggregated with certain prior dividends not paid from current or retained earnings, are in an amount that does not exceed 5% of the current market price per share of Common Stock).

         No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price; provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

         In case of certain consolidations or mergers of the Company, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

         The Company has authorized and reserved for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

         From time to time, the Company and the Warrant Agent, without consent of the holders of the Warrants, may amend or supplement the Warrant Agreement and the Warrant Registration Rights Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement or the Warrant Registration Rights Agreement that has a material adverse effect on the interests of the holders of the Warrants requires the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected is required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement as generally described above).

REPORTS

         Whether or not required by the rules and regulations of the Commission, so long as any of the Warrants remain outstanding, the Company shall cause copies of certain reports to be filed with the Warrant Agent and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

REGISTRATION RIGHTS

         The Company is required under the Warrant Registration Rights Agreement to use its best efforts to keep this Registration Statement continuously effective until the earlier of (i) the expiration of the Warrants or (ii) the time when all Warrants have been exercised.

         During any consecutive 365-day period, the Company shall be entitled to suspend the effectiveness of the Warrant Shelf Registration Statement on two occasions for a period of not more than 45 consecutive days (except for the 45 consecutive-day period immediately prior to the expiration of the Warrants) if there is a possible acquisition or business combination or other transaction, business development or event involving the Company that may require disclosure in the Warrant Shelf Registration Statement and the Board of Directors of the Company determines in the exercise of its reasonable judgment that such disclosure is not in the best interest of the Company and its stockholders or obtaining any financial statements relating to an acquisition or business combination required to be included in the Warrant Shelf Registration Statement would be impracticable; provided, however, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

         Each holder of Warrants that sells such Warrants pursuant to this Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants and Warrant Shares will be required to deliver information to be used in connection with this Registration Statement in order to have its Warrants and Warrant Shares included herein.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of (i) 50,000,000 shares of Common Stock, par value $.01 per share, (ii) 1,000 shares of Class B Common Stock, par value $.01 per share, and (iii) 20,000 shares of Preferred Stock, par value $.01 per share, of which 1,000 shares have been designated as Series D Preferred Stock. As of December 31, 1997, a total of 24,898,986 shares of Common Stock and 1,000 shares of Series D Preferred Stock were outstanding. The following description of certain terms of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company and the Amended Stockholders' Agreement, copies of which are included in or filed as exhibits to one or more of the documents incorporated herein by reference.

COMMON STOCK

         The holders of Common Stock are entitled to all of the rights and privileges of holders of shares of common stock under the General Corporation Law of the State of Delaware (the "DGCL"). Subject to the preferences applicable to shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of holders of shares of preferred stock. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

         Each holder of Common Stock is entitled to one vote for each share of Common Stock on all matters submitted to the vote of stockholders, including the election of directors. Cumulative voting for the election of directors is prohibited in the Certificate and Bylaws.

CLASS B COMMON STOCK

         In December 1996, the Certificate of Incorporation of the Company was amended to authorize the creation of Class B Common Stock, which is a new class of common stock into which the shares of Series D Preferred Stock issued to SBC Communications Inc. ("SBC") are convertible. When issued by the Company, each outstanding share of Class B Common Stock will be convertible into 1,600 shares of Common Stock (subject to adjustment to prevent dilution) at the option of SBC, provided that no such shares may be converted into Common Stock unless the holders of all outstanding shares of Class B Common Stock elect so to convert their shares.

         The holders of Class B Common Stock will be entitled to receive dividends and distributions equal to the dividends and distributions payable on or in respect of the number of shares of Common Stock into which such shares of Class B Common Stock are then convertible.

         The holders of Common Stock and Class B Common Stock will generally have identical voting rights and will vote together as a single class, with the holders of Class B Common Stock being entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Class B Common Stock held by them are then convertible. There will be two classes of directors of the Company, those elected by the holders of Common Stock (the "Common Directors") and those elected by the holders of Class B Common Stock (the "Class B Directors"). The rights, duties and authority of the Common Directors and the Class B Directors will be identical in all respects. The holders of Class B Common Stock will be entitled to elect one Class B Director (or two Class B Directors if SBC and its affiliates beneficially own at least 20% of the outstanding shares of Common Stock, including shares issuable upon conversion of Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any options, warrants or rights issued by any person other than the Company (the "Excluded Options")). The holders of Class B Common Stock will be entitled to approve certain actions on the part of Company, including (i) the approval of any annual budget or business plan for the Company or any deviation from any annual budget by more than 5%, (ii) the issuance by the Company of equity securities, including securities convertible into equity securities (subject to specified exceptions), and the incurrence by the Company of debt obligations in an amount exceeding $5.0 million in any year, (iii) the hiring or termination by the Company of its chief executive officer, chief operating officer or chief financial officer, (iv) the Company entering into any line of business other than its Existing Line of Business (as defined below) or entering into any joint ventures, partnerships or similar arrangements, (v) the Company exiting its Existing Line of Business or disposing of assets (other than assets sold in the ordinary course of business) in any year with a value in excess of $500,000 or which are otherwise material to the Company's operations, (vi) the adoption, implementation or acceptance by the Company of any Anti-Takeover Provisions (as defined below) and (vii) any corporate action that would reduce the number of shares of Common Stock into which a share of Class B Common Stock is convertible to less than 1,600.

         As used herein, the terms set forth below have the following meanings:

         "Anti-Takeover Provision" means (i) any provision of the certificate of incorporation or bylaws of the Company or any contract, agreement or plan to which the Company is a party or by which it is bound or any statutory provision enacted after September 27, 1996 which is applicable to the Company which the Company may opt out of if the effect of such provision would be to materially delay, hinder or prevent a change in control of the Company or (ii) a stockholder rights plan or "poison pill," including the provisions of any preferred stock or common stock purchase rights issued pursuant thereto; provided, however, that such term does not include any customary change of control provisions contained in employment agreements between the Company and any of its directors, officers or other employees or in any plans or agreements relating to stock options or other awards of equity securities made by the Company to any such persons.

         "Existing Line of Business" means a non-facilities based, enhanced service provider that offers fleet management and/or status or information about vehicles and/or location capabilities through mobile communications service.

         No holder of shares of Class B Common Stock will be entitled to Transfer (as defined below) any such shares or any interest therein to any person or entity other than SBC or an affiliate of SBC. As used herein, the term "Transfer" means any sale, transfer, assignment, disposition or other means of conveying legal or beneficial ownership, whether direct or indirect and whether voluntary or involuntary.

SERIES D PREFERRED STOCK

         On September 27, 1996, the Company sold 1,000 shares of Series D Preferred Stock to SBC in exchange for a payment of $20.0 million in cash. Each share of Series D Preferred Stock is convertible into 1,600 shares of Common Stock (subject to adjustment to prevent dilution) at the option of SBC, provided, that shares of Series D Preferred Stock may only be converted into Common Stock in blocks of 250 shares. In addition, at such time as Regulatory Relief is obtained, all of the outstanding shares of Series D Preferred Stock will automatically convert into an equal number of shares of Class B Common Stock. If Regulatory Relief is not obtained on or before September 27, 2001, all of the outstanding shares of Series D Preferred Stock will be converted into shares of Common Stock at the election of the Company on the same basis as if they had been voluntarily converted by SBC. As used herein, the term "Regulatory Relief" means that SBC Communications Inc. or its affiliates have, in their sole judgment, obtained all necessary federal and state regulatory approvals to provide landline, interLATA long-distance service pursuant to the Communications Act of 1934, as amended by the Telecommunications Act.

         The holders of shares of Series D Preferred Stock are entitled to receive dividends and distributions equal to the aggregate amount of dividends and distributions payable on or in respect of the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible. In the event of a liquidation of the Company, the holders of shares of Series D Preferred Stock are entitled to an aggregate liquidation preference in an amount equal to the greater of (i) $20.0 million or (ii) the amount of distributions payable in connection with such liquidation on or in respect of the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible.

         Except as required by law or as described below, the holders of Series D Preferred Stock are not entitled to vote on any matters submitted to the stockholders of the Company. However, the holders of Series D Preferred Stock are entitled to approve certain actions on the part of the Company, including
(i) mergers or consolidations involving the Company that require stockholder approval under the DGCL, (ii) sales of all or substantially all of the assets of the Company that require stockholder approval under the DGCL, (iii) amendments to the Company's Certificate of Incorporation, (iv) the dissolution of the Company, (v) the adoption, implementation or acceptance by the Company of any AntiTakeover Provisions, (vi) the issuance by the Company of equity securities, including securities convertible into equity-securities (subject to specified exceptions), and the incurrence by the Company of debt obligations in an amount exceeding $5.0 million in any year, (vii) the Company entering into any line of business other than its Existing Line of Business or entering into joint ventures, partnerships or similar arrangements which would require expenditures of more than $3.0 million, (viii) the disposition by the Company in any 12-month period of assets (other than assets sold in the ordinary course of business) of which the value exceeds $3.0 million, (ix) any amendment, alteration or repeal of the terms of the Series D Preferred Stock or (x) any corporate action that would reduce the number of shares of Common Stock into which a share of Series D Preferred Stock is convertible to less than 1,600. Shares of Series D Preferred Stock are not redeemable at the option of the Company.

SBC WARRANTS

         In September 1996, a subsidiary of SBC made a strategic investment in the Company. In particular, SBC purchased $20.0 million of preferred stock from the Company, which may under certain circumstances be converted into common stock, and agreed to provide certain technical services to the Company in connection with the operation and improvement of its network. In addition, the Company issued to SBC warrants to purchase an aggregate of 5,000,000 shares of the Company's common stock (the "SBC Warrants"). The SBC Warrants entitle SBC to purchase from the Company (i) 3,000,000 shares of Common Stock at an exercise price of $14.00 per share and (ii) 2,000,000 shares of Common Stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution. The SBC Warrants may be exercised for the cash exercise prices specified above or, at the option of SBC, may be exercised without any cash payment for a number of shares of Common Stock with a current market value equal to the excess of (i) the current market value of the shares of Common Stock to be purchased upon exercise over (ii) the exercise price of such shares of Common Stock. Prior to receipt of Regulatory Relief, the SBC Warrants may be exercised only to the extent that doing so is consistent with the Communications Act of 1934, as amended by the Telecommunications Act of 1996. The SBC Warrants will expire on September 27, 2001.

         No holder of SBC Warrants will be entitled to Transfer any SBC Warrants or any interest therein to any person or entity other than SBC or an affiliate of SBC.

AMENDED STOCKHOLDERS' AGREEMENT

         General. As of February 4, 1994, the Company, the Erin Mills Stockholders, the Carlyle Stockholders, the By-Word Stockholders (as defined herein) and certain other parties entered into a Stockholders' Agreement. In connection with the transactions with SBC consummated on September 27, 1996, such agreement was amended and restated in order, among other things to add SBC as a party thereto. The Amended Stockholders' Agreement contains provisions relating to, among other things, (i) the transfer of shares of Common Stock by certain of the stockholders who are parties thereto, (ii) the grant of registration rights by the Company to the stockholders who are parties thereto and (iii) the election of members of the Company's Board of Directors. As used herein, (a) the term "Erin Mills Stockholders" means Erin Mills International Investment Corporation, The Erin Mills Development Corporation and The Erin Mills Investment Corporation, (b) the term "Carlyle Stockholders" means the Clipper Stockholders (as defined below), Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., Mark D. Ein, Chase Manhattan Investment Holdings, Inc., H.M. Rana Investments Limited, Archery Partners, (c) the term "Clipper Stockholders" means Clipper Capital Associates, L.P., Clipper/Merban, L.P. and Clipper/Merchant Partners, L.P. and (d) the term "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William
C. Saunders, Robert S. Folsom and Robert T. Hayes.

         Election of Directors. The Amended Stockholders' Agreement provides that the parties will take all action (including the voting of shares of Common Stock owned by them) necessary to ensure that the Board of Directors of the Company consists of (i) two directors designated by the Erin Mills Stockholders,
(ii) one director designated by the Carlyle Stockholders (other than the Clipper Stockholders), (iii) two directors designated by the By-Word Stockholders (one of which will be the chief executive officer of the Company) and (iv) two independent directors (except that the addition of a second independent director to the Board of Directors need not occur until the date of the next annual meeting of the stockholders of the Company). Prior to the receipt of Regulatory Relief, SBC will not be entitled to designate a director, but will have the right to designate a non-voting delegate who will attend all meetings of the Board of Directors and receive all materials distributed to directors of the Company. Upon the conversion of Series D Preferred Stock into Class B Common Stock (which will occur upon receipt of Regulatory Relief), SBC will be entitled to designate one member of the Board of Directors of the Company. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock SBC and its affiliates beneficially own 20% or more of the outstanding Common Stock (including shares issuable upon conversion of Series D Preferred Stock or Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) on a fully diluted basis, SBC will be entitled to designate a second member of the Board of Directors. No stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding Common Stock (including shares issuable upon conversion of outstanding securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) beneficially owned by such stockholder or group of stockholders falls below 5% (or with respect to the Erin Mills Stockholders and By-Word Stockholders, 20% for the right to designate two directors and 5% for the right to designate one director) on a fully diluted basis.

         Right of First Refusal. Under the terms of the Amended Stockholders' Agreement, the Carlyle Stockholders (other than the Clipper Stockholders), the Erin Mills Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBC with respect to all shares of Common Stock owned by them. Subject to certain exceptions, such right of first refusal requires that, prior to selling any shares of Common Stock, a First Refusal Stockholder must offer such shares for sale to SBC in accordance with the terms of the Amended Stockholders' Agreement.

         Registration Rights. The Amended Stockholders' Agreement also provides for the grant of certain demand, piggyback or other registration rights to the stockholders who are parties thereto. In particular, such agreement provides that, with respect to an aggregate of 1,818,018 shares of Common Stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders in connection with the Recapitalization Transactions, the Company would register one-half each of such shares under the Securities Act, for sale during the three-month periods beginning March 31, 1997 and September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders waived the right to cause the Company to register such shares, although they have reserved the right to revoke such waiver at any time. The Carlyle Stockholders have exercised their piggyback rights and are offering all 2,723,468 of their group's shares to the public at the same time as the warrant registration is deemed effective.

         In addition, under the Amended Stockholders' Agreement, a majority of certain stockholders have the right to demand that the shares of Common Stock held by them be registered under the Securities Act on up to two separate occasions. However, if the Board of Directors of the Company reasonably determines that, due to a pending or contemplated acquisition or disposition, such a demand registration would have a material adverse effect on the Company, the Company may defer such registration for a period not to exceed 180 days. Furthermore, if the managing underwriter or underwriters or the holders of a majority of the registerable securities held by the stockholders demanding the registration determine that the number of shares of Common Stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without having a material adverse effect on the proposed offering, the Company may exclude certain shares from the offering.

         The Stockholders' Agreement also grants piggyback registration rights to certain stockholders. Accordingly, whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock) under the Securities Act (other than registrations on Form S-4 or Form S-8), the holder of shares of Common Stock have the right to include the shares of Common Stock held by them in any such registration. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, the Company may exclude certain shares from the offering. The Carlyle Stockholders have exercised their piggyback rights in connection with the offer of the Warrants and Warrant Shares and are offering all 2,723,468 shares beneficially owned by them to the public pursuant to the Registration Statement.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Shares will be passed upon for the Company by Wesley E. Schlenker, Esq., General Counsel and Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of HighwayMaster
Communications, Inc. for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT PERMITTED, OR TO ANYONE WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                         ------------------------------

                                TABLE OF CONTENTS
                                                                          PAGE

Available Information..................................................    ii
Incorporation of Certain
   Documents by Reference..............................................    ii
Prospectus Summary.....................................................    1
The Company............................................................    1
The Offering...........................................................    2
Use of Proceeds........................................................    4
Selling Warrantholders.................................................    4
Plan of Distribution...................................................    5
Description of Warrants................................................    6
Description of Capital Stock...........................................    9
Legal Matters  ........................................................    13
Experts................................................................    13


================================================================================

================================================================================


                                125,000 WARRANTS

                         820,750 SHARES OF COMMON STOCK



                                  HIGHWAYMASTER
                              COMMUNICATIONS, INC.


                                   ----------

                                   PROSPECTUS

                                   ----------


                                 June 19, 1998


================================================================================

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

PROSPECTUS

                       HIGHWAYMASTER COMMUNICATIONS, INC.

                                2,723,468 SHARES
                                  COMMON STOCK

         This Prospectus relates to 2,723,468 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of HighwayMaster Communications, Inc. (the "Company"). The Shares were acquired by certain stockholders of the Company (the "Selling Stockholders") in exchange for cash payments and the cancellation of certain promissory notes payable to the Selling Stockholders. The Company is registering the Shares under the Securities Act of 1933, as amended (the "Securities Act"), as required pursuant to the terms of an Amended and Restated Stockholders' Agreement, dated as of September 27, 1996 (the "Amended Stockholders' Agreement"), among the Company, the Selling Stockholders and certain other persons.

         The Selling Stockholders may from time to time offer and sell the Shares in transactions on the Nasdaq National Market, in privately negotiated transactions or in a combination of such methods of sale. The Shares may be offered at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly or through agents or brokers-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and the applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered hereby. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

         The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "HYWM." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on June 18, 1998 was $ 2.5625.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 19, 1998.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

                                  THE OFFERING


Securities Offered..................   2,723,468 shares of Common Stock held by
                                       the Selling Stockholders.

Listing or Quotation of
   Common Stock.....................   The Common Stock is traded on the NNM
                                       under the symbol "HWYM."

Registration........................   The Company is registering the Shares as
                                       required pursuant to the Amended
                                       Stockholders' Agreement.

Use of Proceeds.....................   The Company will not receive any proceeds
                                       from the sale of the Shares by the
                                       Selling Stockholders.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.


                              SELLING STOCKHOLDERS

         The Shares being offered hereby were acquired by the Selling Stockholders in exchange for certain cash payments and the cancellation of certain promissory notes payable to the Selling Stockholders.

         The following table sets forth the name of each Selling Stockholder, the number of Shares beneficially owned by each Selling Stockholder as of June __, 1998 and the number of Shares which may be offered by each Selling Stockholder pursuant to this Prospectus. Because the Selling Stockholders may sell all, some or none of the Shares shown in the table below, no estimates can be provided as to the number of shares that will be held by the Selling Stockholders in the future.


                                                               Shares Beneficially                 Number of
                                                                      Owned                         Shares
                                                              Prior to Offering(1)               Being Offered
                                                      -------------------------------------  ----------------------
                   Name of Selling
                    Stockholders                            Number             Percent              Number
----------------------------------------------------  ------------------  -----------------  ----------------------
Carlyle HighwayMaster Investors, L.P. (2)                      2,723,468                                  2,229,799

Carlyle HighwayMaster Investors II, L.P. (2)                   2,723,468                                    209,354

TC Group, L.L.C.(2)                                            2,723,468                                    291,315

----------
*        Less than 0.1%
(1) Reflects beneficial ownership of shares of Common Stock prior to giving effect to the sale by the Selling Stockholders of the Shares offered hereby.
(2) Includes 2,222,799 shares owned of record by Carlyle HighwayMaster Investors, L.P., 209,354 shares owned of record by Carlyle HighwayMaster Investors II, L.P. and 291,315 shares owned of record by TC Group Investment Holdings, L.L.C. Information regarding beneficial ownership of shares of Common Stock by the Carlyle Stockholders is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of (i) 50,000,000 shares of Common Stock, par value $.01 per share, (ii) 1,000 shares of Class B Common Stock, par value $.01 per share, and (iii) 20,000 shares of Preferred Stock, par value $.01 per share, of which 1,000 shares have been designated as Series D Preferred Stock. As of December 31, 1997, a total of 24,898,986 shares of Common Stock and 1,000 shares of Series D Preferred Stock were outstanding. The following description of certain terms of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company and the Amended Stockholders' Agreement, copies of which are included in or filed as exhibits to one or more of the documents incorporated herein by reference.

COMMON STOCK

         The holders of Common Stock are entitled to all of the rights and privileges of holders of shares of common stock under the General Corporation Law of the State of Delaware (the "DGCL"). Subject to the preferences applicable to shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of holders of shares of preferred stock. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

         Each holder of Common Stock is entitled to one vote for each share of Common Stock on all matters submitted to the vote of stockholders, including the election of directors. Cumulative voting for the election of directors is prohibited in the Certificate and Bylaws.

CLASS B COMMON STOCK

         In December 1996, the Certificate of Incorporation of the Company was amended to authorize the creation of Class B Common Stock, which is a new class of common stock into which the shares of Series D Preferred Stock issued to SBC Communications Inc. ("SBC") are convertible. When issued by the Company, each outstanding share of Class B Common Stock will be convertible into 1,600 shares of Common Stock (subject to adjustment to prevent dilution) at the option of SBC, provided that no such shares may be converted into Common Stock unless the holders of all outstanding shares of Class B Common Stock elect so to convert their shares.

         The holders of Class B Common Stock will be entitled to receive dividends and distributions equal to the dividends and distributions payable on or in respect of the number of shares of Common Stock into which such shares of Class B Common Stock are then convertible.

         The holders of Common Stock and Class B Common Stock will generally have identical voting rights and will vote together as a single class, with the holders of Class B Common Stock being entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Class B Common Stock held by them are then convertible. There will be two classes of directors of the Company, those elected by the holders of Common Stock (the "Common Directors") and those elected by the holders of Class B Common Stock (the "Class B Directors"). The rights, duties and authority of the Common Directors and the Class B Directors will be identical in all respects. The holders of Class B Common Stock will be entitled to elect one Class B Director (or two Class B Directors if SBC and its affiliates beneficially own at least 20% of the outstanding shares of Common Stock, including shares issuable upon conversion of Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any options,

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

warrants or rights issued by any person other than the Company (the "Excluded Options")). The holders of Class B Common Stock will be entitled to approve certain actions on the part of Company, including (i) the approval of any annual budget or business plan for the Company or any deviation from any annual budget by more than 5%, (ii) the issuance by the Company of equity securities, including securities convertible into equity securities (subject to specified exceptions), and the incurrence by the Company of debt obligations in an amount exceeding $5.0 million in any year, (iii) the hiring or termination by the Company of its chief executive officer, chief operating officer or chief financial officer, (iv) the Company entering into any line of business other than its Existing Line of Business (as defined below) or entering into any joint ventures, partnerships or similar arrangements, (v) the Company exiting its Existing Line of Business or disposing of assets (other than assets sold in the ordinary course of business) in any year with a value in excess of $500,000 or which are otherwise material to the Company's operations, (vi) the adoption, implementation or acceptance by the Company of any Anti-Takeover Provisions (as defined below) and (vii) any corporate action that would reduce the number of shares of Common Stock into which a share of Class B Common Stock is convertible to less than 1,600.

         As used herein, the terms set forth below have the following meanings:

         "Anti-Takeover Provision" means (i) any provision of the certificate of incorporation or bylaws of the Company or any contract, agreement or plan to which the Company is a party or by which it is bound or any statutory provision enacted after September 27, 1996 which is applicable to the Company which the Company may opt out of if the effect of such provision would be to materially delay, hinder or prevent a change in control of the Company or (ii) a stockholder rights plan or "poison pill," including the provisions of any preferred stock or common stock purchase rights issued pursuant thereto; provided, however, that such term does not include any customary change of control provisions contained in employment agreements between the Company and any of its directors, officers or other employees or in any plans or agreements relating to stock options or other awards of equity securities made by the Company to any such persons.

         "Existing Line of Business" means a non-facilities based, enhanced service provider that offers fleet management and/or status or information about vehicles and/or location capabilities through mobile communications service.

         No holder of shares of Class B Common Stock will be entitled to Transfer (as defined below) any such shares or any interest therein to any person or entity other than SBC or an affiliate of SBC. As used herein, the term "Transfer" means any sale, transfer, assignment, disposition or other means of conveying legal or beneficial ownership, whether direct or indirect and whether voluntary or involuntary.

SERIES D PREFERRED STOCK

         On September 27, 1996, the Company sold 1,000 shares of Series D Preferred Stock to SBC in exchange for a payment of $20.0 million in cash. Each share of Series D Preferred Stock is convertible into 1,600 shares of Common Stock (subject to adjustment to prevent dilution) at the option of SBC, provided, that shares of Series D Preferred Stock may only be converted into Common Stock in blocks of 250 shares. In addition, at such time as Regulatory Relief is obtained, all of the outstanding shares of Series D Preferred Stock will automatically convert into an equal number of shares of Class B Common Stock. If Regulatory Relief is not obtained on or before September 27, 2001, all of the outstanding shares of Series D Preferred Stock will be converted into shares of Common Stock at the election of the Company on the same basis as if they had been voluntarily converted by SBC. As used herein, the term "Regulatory Relief" means that SBC Communications Inc. or its affiliates have, in their sole judgment, obtained all necessary federal and state regulatory approvals to provide landline, interLATA long-distance service pursuant to the Communications Act of 1934, as amended by the Telecommunications Act.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

         The holders of shares of Series D Preferred Stock are entitled to receive dividends and distributions equal to the aggregate amount of dividends and distributions payable on or in respect of the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible. In the event of a liquidation of the Company, the holders of shares of Series D Preferred Stock are entitled to an aggregate liquidation preference in an amount equal to the greater of (i) $20.0 million or (ii) the amount of distributions payable in connection with such liquidation on or in respect of the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible.

         Except as required by law or as described below, the holders of Series D Preferred Stock are not entitled to vote on any matters submitted to the stockholders of the Company. However, the holders of Series D Preferred Stock are entitled to approve certain actions on the part of the Company, including
(i) mergers or consolidations involving the Company that require stockholder approval under the DGCL, (ii) sales of all or substantially all of the assets of the Company that require stockholder approval under the DGCL, (iii) amendments to the Company's Certificate of Incorporation, (iv) the dissolution of the Company, (v) the adoption, implementation or acceptance by the Company of any AntiTakeover Provisions, (vi) the issuance by the Company of equity securities, including securities convertible into equity-securities (subject to specified exceptions), and the incurrence by the Company of debt obligations in an amount exceeding $5.0 million in any year, (vii) the Company entering into any line of business other than its Existing Line of Business or entering into joint ventures, partnerships or similar arrangements which would require expenditures of more than $3.0 million, (viii) the disposition by the Company in any 12-month period of assets (other than assets sold in the ordinary course of business) of which the value exceeds $3.0 million, (ix) any amendment, alteration or repeal of the terms of the Series D Preferred Stock or (x) any corporate action that would reduce the number of shares of Common Stock into which a share of Series D Preferred Stock is convertible to less than 1,600. Shares of Series D Preferred Stock are not redeemable at the option of the Company.

SBC WARRANTS

         In September 1996, a subsidiary of SBC made a strategic investment in the Company. In particular, SBC purchased $20.0 million of preferred stock from the Company, which may under certain circumstances be converted into common stock, and agreed to provide certain technical services to the Company in connection with the operation and improvement of its network. In addition, the Company issued to SBC warrants to purchase an aggregate of 5,000,000 shares of the Company's common stock (the "SBC Warrants"). The SBC Warrants entitle SBC to purchase from the Company (i) 3,000,000 shares of Common Stock at an exercise price of $14.00 per share and (ii) 2,000,000 shares of Common Stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution. The SBC Warrants may be exercised for the cash exercise prices specified above or, at the option of SBC, may be exercised without any cash payment for a number of shares of Common Stock with a current market value equal to the excess of (i) the current market value of the shares of Common Stock to be purchased upon exercise over (ii) the exercise price of such shares of Common Stock. Prior to receipt of Regulatory Relief, the SBC Warrants may be exercised only to the extent that doing so is consistent with the Communications Act of 1934, as amended by the Telecommunications Act. The SBC Warrants will expire on September 27, 2001.

         No holder of SBC Warrants will be entitled to Transfer any SBC Warrants or any interest therein to any person or entity other than SBC or an affiliate of SBC.

WARRANTS ISSUED IN CONNECTION WITH DEBT OFFERING

         The Company issued 125,000 warrants (the "Warrants") to purchase Common Stock as part of an offering of 125,000 units, each consisting of $1,000 principal amount of its 13 3/4% Senior Notes due 2005 and one Warrant, in an offering that was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 144A and Regulation S thereunder.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

         Each Warrant entitles the holder thereof to purchase 6.566 shares of Common Stock at an exercise price of $9.625 per share, subject to certain anti-dilution provisions. The Warrants may be exercised at any time on or after the earlier of (i) September 23, 1998 or (ii) in the event a Change of Control (as defined herein) occurs, the date upon which the Company mails notice thereof to the holders of the Warrants. Unless exercised, the Warrants will expire on September 15, 2005.

         As used herein, the terms set forth below have the following meanings:

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries (as defined in the Indenture dated September 23, 1997 between the Company, HighwayMaster Corporation, a Delaware corporation and Texas Commerce Bank National Association, as trustee (the "Indenture")) taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a Restricted Subsidiary; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder (as defined in the Indenture), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a greater percentage of the voting stock of the Company than the percentage of the voting stock of the Company held by the Permitted Holders; (iv) the first day on which the Permitted Holders in the aggregate hold less than 35% of the voting stock of the Company; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (as defined in the Indenture).

AMENDED STOCKHOLDERS' AGREEMENT

         General. As of February 4, 1994, the Company, the Erin Mills Stockholders, the Carlyle Stockholders, the By-Word Stockholders (as defined herein) and certain other parties entered into a Stockholders' Agreement. In connection with the transactions with SBC consummated on September 27, 1996, such agreement was amended and restated in order, among other things to add SBC as a party thereto. The Amended Stockholders' Agreement contains provisions relating to, among other things, (i) the transfer of shares of Common Stock by certain of the stockholders who are parties thereto, (ii) the grant of registration rights by the Company to the stockholders who are parties thereto and (iii) the election of members of the Company's Board of Directors. As used herein, (a) the term "Erin Mills Stockholders" means Erin Mills International Investment Corporation, The Erin Mills Development Corporation and The Erin Mills Investment Corporation, (b) the term "Carlyle Stockholders" means the Clipper Stockholders (as defined below), Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., Mark D. Ein, Chase Manhattan Investment Holdings, Inc., H.M. Rana Investments Limited, Archery Partners, (c) the term "Clipper Stockholders" means Clipper Capital Associates, L.P., Clipper/Merban, L.P. and Clipper/Merchant Partners, L.P. and (d) the term "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William
C. Saunders, Robert S. Folsom and Robert T.
Hayes.

         Election of Directors. The Amended Stockholders' Agreement provides that the parties will take all action (including the voting of shares of Common Stock owned by them) necessary to ensure that the Board of Directors of the Company consists of (i) two directors designated by the Erin Mills Stockholders,
(ii) one director designated by the Carlyle Stockholders (other than the Clipper Stockholders), (iii) two directors designated by the By-Word Stockholders (one of which will be the chief executive officer of the Company) and (iv) two independent directors (except that the addition of a second independent director to the Board of Directors need not occur until the date of the next annual meeting of the stockholders of the Company). Prior to the receipt of Regulatory Relief, SBC will not be entitled to designate a director, but will have the right to designate a non-voting delegate who will attend all meetings of the Board of Directors and receive all materials distributed to directors of the Company. Upon the conversion of Series D Preferred Stock into Class B Common Stock (which will occur upon receipt of Regulatory Relief), SBC will be entitled to designate one member of the Board of Directors of the Company. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock SBC and its affiliates beneficially own 20% or more of the outstanding Common Stock (including shares issuable upon conversion of Series D Preferred Stock or Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) on a fully diluted basis, SBC will be entitled to designate a second member of the Board of Directors. No stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding Common Stock (including shares issuable upon conversion of outstanding securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) beneficially owned by such stockholder or group of stockholders falls below 5% (or with respect to the Erin Mills Stockholders and By-Word Stockholders, 20% for the right to designate two directors and 5% for the right to designate one director) on a fully diluted basis.

         Right of First Refusal. Under the terms of the Amended Stockholders' Agreement, the Carlyle Stockholders (other than the Clipper Stockholders), the Erin Mills Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBC with

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

respect to all shares of Common Stock owned by them. Subject to certain exceptions, such right of first refusal requires that, prior to selling any shares of Common Stock, a First Refusal Stockholder must offer such shares for sale to SBC in accordance with the terms of the Amended Stockholders' Agreement.

         Registration Rights. The Amended Stockholders' Agreement also provides for the grant of certain demand, piggyback or other registration rights to the stockholders who are parties thereto. In particular, such agreement provides that, with respect to an aggregate of 1,818,018 shares of Common Stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders in connection with the Recapitalization Transactions, the Company would register one-half each of such shares under the Securities Act, for sale during the three-month periods beginning March 31, 1997 and September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders waived the right to cause the Company to register such shares, although they have reserved the right to revoke such waiver at any time. The Carlyle Stockholders have exercised their piggyback rights and are offering all 2,723,468 of their group's shares to the public at the same time as the warrant registration is deemed effective.

         In addition, under the Amended Stockholders' Agreement, a majority of certain stockholders have the right to demand that the shares of Common Stock held by them be registered under the Securities Act on up to two separate occasions. However, if the Board of Directors of the Company reasonably determines that, due to a pending or contemplated acquisition or disposition, such a demand registration would have a material adverse effect on the Company, the Company may defer such registration for a period not to exceed 180 days. Furthermore, if the managing underwriter or underwriters or the holders of a majority of the registerable securities held by the stockholders demanding the registration determine that the number of shares of Common Stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without having a material adverse effect on the proposed offering, the Company may exclude certain shares from the offering.

         The Stockholders' Agreement also grants piggyback registration rights to certain stockholders. Accordingly, whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock) under the Securities Act (other than registrations on Form S-4 or Form S-8), the holder of shares of Common Stock have the right to include the shares of Common Stock held by them in any such registration. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, the Company may exclude certain shares from the offering. The Carlyle Stockholders have exercised their piggyback rights in connection with the offer of the Warrants and Warrant Shares and are offering all 2,723,468 shares beneficially owned by them to the public pursuant to the Registration Statement.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders on the Nasdaq National Market (or any other securities exchange or automated quotation system on which such shares are then listed or quoted), in privately negotiated transactions or a combination of such methods of sale. The Shares will be sold at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect sales of the Shares directly or by or through agents, brokers, dealers or underwriters in one or more of the following types of transactions: (i) underwritten public offerings, (ii) ordinary brokerage transactions, (iii) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus and (iv) in "block" sales.

         At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the number of Shares offered and other terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for the Shares purchased from the Selling Stockholders, any discounts, commissions or other items constituting compensation from the Selling Stockholders any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In offering the Shares covered by this Prospectus, the Selling Stockholders and any brokers, dealers or agents who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Stockholders and the compensation of any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions.

         The Company has filed the Registration Statement of which this Prospectus forms a part with the Commission as required pursuant to the terms of the Amended Stockholders' Agreement.

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear the costs of registering the Shares, including the registration fee under the Securities Act, legal and accounting fees and any printing fees but excluding the fees and expenses of any counsel, accountants or other representatives of the Selling Stockholders. The Selling Stockholders will bear all other expenses in connection with this offering, including underwriting discounts or discounts, if any, and brokerage commissions.

         Pursuant to the terms of the Amended Stockholders' Agreement, the Company and the Selling Stockholders have agreed to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Shares.

              [ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS]

================================================================================

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT PERMITTED, OR TO ANYONE WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                         ------------------------------

                                TABLE OF CONTENTS
                                                                         PAGE

The Offering............................................................ A-2
Use of Proceeds......................................................... A-3
Selling Stockholders.................................................... A-3
Description of Capital Stock............................................ A-4
Plan of Distribution.................................................... A-9


================================================================================


================================================================================


                                2,723,468 SHARES



                                  HIGHWAYMASTER
                              COMMUNICATIONS, INC.

                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------


                                  June 19, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered to be paid by the Company.


         Securities and Exchange Commission registration fee...........  $
                                                                         -------
         Printing and engraving expenses...............................        *
         Accounting fees and expenses..................................        *
         Blue Sky fees and expenses....................................        *
         Listing fees..................................................        *
         Counsel fees..................................................        *
         Miscellaneous.................................................        *
                                                                         -------
                Total..................................................        *
                                                                         =======


----------
* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

         Article X of the Company's Certificate and Article VIII of the Company's Bylaws provide for indemnification of directors and officers and for the purchase of insurance for their benefit.

         Article X of the Certificate provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified.

         The right to indemnification under Article X of the Certificate is a contract right which includes, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article X of the Certificate or otherwise. The Company will, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Company upon such terms as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Article X of the Certificate shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Article IX of the Certificate provides that to the fullest extent permitted by the DGCL a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Article VIII of the Bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article VIII of the Bylaws also provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The above discussion of HighwayMaster's Bylaws and Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

            *5     --      Opinion of Wesley E. Schlenker, General Counsel and
                           Secretary of the Company.

          23.1     --      Consent of Price Waterhouse LLP, independent public
                           accountants.

         *23.3     --      Consent of Wesley E. Schlenker, General Counsel and
                           Secretary of the Company (included in Exhibit 5 to this Registration Statement).

            24     --      Powers of Attorney of directors and officers of the
                           Company (included on signature pages to this Registration Statement).

----------
         * To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 19th day of June, 1998.

                                       HIGHWAYMASTER COMMUNICATIONS, INC.


                                       By: /s/ WILLIAM C. SAUNDERS
                                           -------------------------------------
                                           William C. Saunders
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned directors and executive officers of HighwayMaster Communications, Inc. hereby constitute and appoint William C. Saunders and Wesley E. Schlenker, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.


Signature                               Title                                        Date
---------                               -----                                        ----

/s/ WILLIAM C. KENNEDY, JR
---------------------------             Chairman of the Board of Directors           June 19, 1998
William C. Kennedy, Jr.

/s/ WILLIAM C. SAUNDERS
---------------------------             President, Chief Executive Officer, and      June 19, 1998
William C. Saunders                     Director (Principal Executive Officer)

---------------------------             Executive Vice President and Chief           June __, 1998
                                        Financial Officer (Principal Financial
                                        Officer)
/s/ STEPHEN P. TACKE
---------------------------             Vice President and Controller (Principal     June 19, 1998
Stephen P. Tacke                        Accounting Officer)

/s/ TERRY PARKER
---------------------------             Director                                     June 19, 1998
Terry Parker

/s/ STEPHEN GREAVES
---------------------------             Director                                     June 15, 1998
Stephen Greaves

/s/ GERRY C. QUINN
---------------------------             Director                                     June 16, 1998
Gerry C. Quinn

                                 EXHIBIT INDEX


         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------
            *5     --      Opinion of Wesley E. Schlenker, General Counsel and
                           Secretary of the Company.

          23.1     --      Consent of Price Waterhouse LLP, independent public
                           accountants.

         *23.3     --      Consent of Wesley E. Schlenker, General Counsel and
                           Secretary of the Company (included in Exhibit 5 to
                           this Registration Statement).

            24     --      Powers of Attorney of directors and officers of the
                           Company (included on signature pages to this
                           Registration Statement).


----------
         * To be filed by amendment.